CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”), is made this 21st day of June, 2017, by and between Andy Tucker,  (the “Consultant”), and Ga-Du Corporation a Nevada corporation, a wholly owned subsidiary of Eco Science Solutions Inc. a Nevada corporation, or its assignee (the “Company”), both parties hereafter sometimes referred to together as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Consultant has been involved with, assisted, and owned various businesses providing services to the Cannabis industry, as well as acting as an advisor to various State regulators concerning the Cannabis industry;

WHEREAS, the Company has purchased various enterprises relating to the Cannabis industry and the services required by that industry, as well as operating a business that is now providing various enterprise solutions and services to the industry (the “Businesses”);

WHEREAS, the Company and/or its affiliates require various advisory services and assistance with business development and marketing (hereafter “Services”) and desires to retain Consultant to provide the Services;

WHEREAS, Consultant desires to be retained and to provide the Services and to engage with the Company upon the terms hereafter set forth.

AGREEMENTS

NOW THEREFORE, for and in consideration of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           Recitals.  The above recitals are hereby incorporated in the body of this Agreement and made a mandatory part thereof.

2.           Employment. The Company or hereby retains the Consultant to perform the Services as generally described in Paragraph 3 of this Agreement, and Consultant hereby accepts and agrees to such engagement on the terms and conditions hereinafter set forth.

3.           Term.  The term of this Agreement shall commence on the 21st day of June 2017, and terminate upon the terms set forth hereafter two years thereafter (the “Term”), as follows:

(a)           Consultant shall devote substantial effort to performing the Services during the Term of this Agreement; and,

(b)           Consultant shall not be required to devote full-time efforts but shall put forth necessary efforts as determined between himself and the Board of Directors of the Company.

4.           Services & Duties.  During the term of this Agreement, Consultant shall:

(a)           Be engaged by the Company as a Special Consultant to carry out whatever duties that will most effectively assist the Company and under direction of the Company’s board of directors and/or the executives of ESSI (the “Board’);

(b)           Consultant shall undertake the Duties as assigned to substantially meet the goals and objectives of the Board, and the management of the Company.  Furthermore, the Consultant shall work in accordance with standard practices and work schedule(s) substantially similar to those of others similarly situated; and,

(c)            Consultant shall be involved in training, business development, sales and marketing, and during his engagement with the Company, he shall not, during the term of this Agreement, be engaged in any other business activities which will significantly interfere or conflict with the reasonable performance of his Duties hereunder.

5.           Compensation.  For all services rendered by Consultant, the Company shall pay to Consultant the following compensation (the “Compensation”):

(a)           During the Initial Term, Compensation of $120,000 USD per year; and

 (b)           Compensation payments shall be divided into twelve (12) equal monthly payments, payable in arrears on the last day of each month following the commencement of this Agreement, provided that any partial month worked shall be payable on the last day of such partial month.

6.           Benefits.  Consultant shall be entitled to 3,000,000 options of ESSI Company’s common stock at a price of $2.00 per share with vesting over 2 year period.

7.           Working Facilities. The Company shall provide to Consultant such office space at the Company, as Consultant deems necessary.

8.           Expenses. The Company will reimburse Consultant for expenses incurred in connection with Employer's business, including expenses for travel, lodging, meals, beverages, entertainment, and other items on Employee's periodic presentation of an account of such expenses.

9.           Nondisclosure of Information & Non-Competition.    ESSI, or its affiliates, has spent a great deal of time and money acquiring its own customers, and intellectual property related to the Services as well as technological advances in the Businesses, and both the Company and its affiliates have invested a great deal of time and effort in developing contacts as well as prospective customers and customers with respect to which the Company is currently performing service of has performed services (all as hereafter together described as the “Intellectual Property”). The Company will expend additional time and effort in the Business.  Therefore, in further consideration of this Consulting Agreement being provided to Consultant and the continuation of the engagement for Consulting, Consultant shall not:

(a)           Directly or indirectly during the Term, or for four (4) years thereafter, disclose to any person not authorized by the Company or the Board to receive or use such information, except for the sole benefit of the Company, or the Company’s confidential or proprietary data, information, or techniques, and/or Company’s Contacts or business relationships.  Furthermore, Consultant shall not give to any person not authorized by them to receive it any information that is not generally known to anyone other than Consultant or that is designated by DS or the Board as "Limited," "Private," or "Confidential," or similarly designated; and,

(b)           During the Term of and for four (4) years thereafter, either directly or through an entity in which she has an ownership interest or is an officer or employee, engage in any work or business that is related to the Services, the Business or any other business of the Company either during her non-work hours or at any other time, for any party or person not directed by the Company, or assigned by either of them.

10.           Disability.  If Consultant is unable to perform the Duties:

(a)           By reason of illness or incapacity for a period of more than four (4) consecutive weeks (the “First Incapacity Period”), the compensation thereafter payable to her shall not be reduced;

(b)           If Consultant continues to be incapacitated after the First Incapacity Period, her compensation for such any such period of incapacity shall be one-half of the compensation provided for in paragraph 5 hereof;

(c)           If Consultant shall continue to be incapacitated for more than a second four (4) week period (the “Second Incapacity Period”), Consultant shall receive one-fourth of the salary provided for in paragraph 5 for any incapacity beyond the Second Incapacity Period, provided, however, that no such compensation shall be payable in the event of a lawful “Termination” of this Agreement as set forth in Subparagraph (d) hereof;

11.           Termination for Cause and Damages.  Except as set forth in the foregoing Paragraph 10, neither Consultant nor the Company may terminate this Agreement during the Term without cause (“Cause”).  For purposes of this Agreement in the case of the Company Cause shall mean: (i) a showing that Consultant has materially breached its terms; or (ii) that he has engaged in material, or willful or gross misconduct (all described hereafter as “Misconduct”) in the performance of her duties hereunder; or (iii) that Consultant falls within the provisions of Paragraph 10 above.  In the event that the Employer shall be entitled to terminate for cause hereunder, the Parties agree that the following shall apply:

(a)           Damages will be difficult, if not impossible to assess; therefore, the Parties agree that, except in the event of termination for a simple failure to perform, the Company shall be entitled to enforce Paragraph 9 and to enjoin Employee from any further actions regarding the Company or any of its Intellectual Property as well as from any competition as set forth in Paragraph 9;

(b)           In the event of a termination for Cause whether involving Misconduct, the Second Term of Employment may at the Board’s option be canceled; and,

(c)           In the event of a termination for Cause whether involving Misconduct or not, all other and further Compensation payments, as described in Paragraph 5 above, shall thereafter cease and no Compensation for the Duties hereunder, of any kind or nature, shall thereafter be payable.

12.           Termination Upon Transfer of Business.  Notwithstanding any provision of this Agreement to the contrary, Consultant may terminate this Agreement, except the covenant not to compete set forth in Paragraph 9 above, upon the happening of any of the following events:

(a)           The transfer by the Company of substantially all of its assets to a single purchaser or to a group of associated purchasers not an affiliate of the Company;

(b)           The decision by the Companyto terminate its business and liquidate its assets;

(c)           The merger or consolidation of the Company in a transaction in which the shareholders of the Company immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation, except as relates to an affiliate of the Company.  For Purposes of this clause and this Agreement, an affiliate is any entity in which the Employer owns an interest or which owns an interest in the Employer as of the date of the execution hereof;

(d)             That the Company has failed to make required compensation as set forth in Paragraph 5 above, the Parties; or,

(e)             In the event Consultant does not elect to terminate this Agreement upon the happening of any of the events noted above, and as a result of such event, Employer is not the surviving entity, then the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity.  If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Employee are increased, then the compensation of Employee provided for in paragraph 4 of this Agreement shall be reasonably adjusted upward to compensate for the additional duties and responsibilities assumed.

13.           Non-transferability. Consultant shall not be entitled to transfer her Duties hereunder to any other person or entity, except that the Consultant may make such transfer for tax planning purposes to: (i) her spouse; (ii) her designated contingent beneficiary; or, (iii) her estate.  Notwithstanding anything else herein, the Consultant’s estate shall not have any right to anticipate, encumber, or dispose of any payment due under this Agreement, and in the event of any Termination hereunder, all payments and other rights shall cease whether assigned or not.

14.           Indemnification. The Company shall indemnify Consultant and hold her harmless from liability for acts or decisions made by her while performing services for the Company to the greatest extent permitted by applicable law. The Company and its Board shall use best efforts to obtain coverage for Consultant under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of the Company against such liability.

15.           Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that any transfer, sale or merger of the Company to an affiliate of Company shall not be considered an assignment for purposes of this Paragraph.

16.           Entire Agreement.  This Agreement, including the exhibits hereto, is and shall be considered to be the only agreement or understanding between the Parties with respect to the substance hereof.  All negotiations, commitments, and understandings acceptable to both Parties have been incorporated herein.  No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or periods thereafter, shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the parties to this Agreement.

17.           Enforcement.  Consultant acknowledges that any remedy at law for breach of paragraph 8 would be inadequate, acknowledges that DS and the Company would irreparably damaged by an actual or threatened breach thereof, and agrees that the Company shall be entitled to an injunction restraining Consultant from any actual or threatened breach of paragraph 8 as well as any further appropriate equitable relief without any bond or other security being required.  In addition to the foregoing, each of the Parties shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other Party.

18.           Governing Law.  This Agreement is made in and shall be governed by and interpreted in accordance with the laws of the State of Washington and the State of Washington shall be the jurisdiction required for the resolution or adjudication of an dispute hereunder.

19.           Severability.  If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

20.           Waiver.  No failure by an party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any other covenant, agreement, term, or condition.

 21.           Litigation Expenses.  In the event that it shall be necessary or desirable for either Party to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his/its rights under this Agreement, the prevailing Party shall be entitled to recover reasonable attorney's fees, costs and expenses incurred in connection with the enforcement of said rights.  Payment shall be made at the time these attorney's fees, costs, and expenses are incurred.

IN WITNESS WHEREOF THIS AGREEMENT IS MADE AND ENTERED INTO AS OF THE DATE FIRST ABOVE WRITTEN, BY AND BETWEEN:

ECO SCIENCE SOLUTIONS, INC.

By:  /s/Jeffery Taylor
Jeffery Taylor, President

CONSULTANT

By:  /s/Andy Tucker
Andy Tucker